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                                                                  Exhibit 99


March 21, 2002



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


Ladies and Gentlemen:

Arthur Andersen LLP (Andersen) has audited our financial statements for 2001. Andersen has represented to us that:

* the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and

* there was appropriate continuity of Arthur Andersen personnel working on the audit, and

* there was availability of national office consultation to conduct the relevant portions of the audit.


Sincerely,

Glenborough Realty Trust Incorporated



/s/ Frank E. Austin
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Frank E. Austin
Senior Vice President and General Counsel